EXHIBIT 99


FOR IMMEDIATE RELEASE:

                      BUCKHEAD AMERICA COMPLETES $5 MILLION
                     CONVERTIBLE DEBENTURE PRIVATE PLACEMENT

         ATLANTA - Buckhead America Corporation, a hospitality services company, said it completed the private placement of $5 million of five-year, 8 percent convertible debentures with Bay Harbour Management, L.C., a subsidiary of Tower Investment Group, Inc., Tampa Florida. Tower already owns or controls 15 percent of Buckhead's Common stock.

         The debentures are convertible into Buckhead common stock at a price of $9 a share.

         Douglas C. Collins, president and chief executive officer of Buckhead America, said, "Proceeds from this placement will be used for the continued expansion of the Country Hearth Inn chain, for the renovation of hotel properties acquired from The Lodge Keeper Group, Inc. last year and for acquisitions."

         PaineWebber, Inc. acted as financial advisor to Buckhead America in this transaction.

         Buckhead America is a diversified hospitality services company whose holdings include the Country Hearth Inn mid-priced hotel chain, hotels, hotel loans, hotel management contracts and other hospitality-related assets.

         Buckhead America common shares trade on the NASDAQ National Market System under the stock symbol "BUCK".


12/23/97

504202.1